Exhibit 10.1

CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT (the “Agreement”) is made this          day of                     , 20    , by and between H.B. Fuller Company, a Minnesota corporation (the “Company”) and [Executive] (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company considers the recruitment and maintenance of sound and vital management to be essential to protecting and enhancing its best interests and those of its shareholders; and

WHEREAS, the Company recognizes that the potential for a change in control may make it difficult to hire and retain strong management personnel; and

WHEREAS, the Company recognizes that the possibility of a change in control of the Company may exist and that, in the event negotiations are commenced to bring about such a change in control, uncertainty and questions may arise among management that could result in the distraction or departure of management personnel to the detriment of the Company and the shareholders; and

WHEREAS, the Company has determined that appropriate steps should be taken to reinforce and encourage the Executive’s continued attention and dedication as an executive officer to his or her assigned duties without distraction in the face of potentially disruptive circumstances arising from the possibility of a change in control of the Company;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the Company and the Executive hereby agree as follows:

1. Definitions. For the purposes of this Agreement:

(a) “Affiliated Organization” means any corporation that would be a member of a controlled group of corporations (within the meaning of section 414(b) of the Code) that includes the Company, and any trade or business (whether or not incorporated) that would be controlled (within the meaning of section 414(c) of the Code) by the Company, if the phrase “at least 70%” were substituted for the phrase “at least 80%” each place it appears in section 1563(a)(1) of the Code and in regulations under section 414(c) of the Code.

(a) “Cause” means any act by the Executive that is materially inimical to the best interests of the Company and that constitutes common law fraud, a felony or other gross malfeasance of duty on the part of the Executive.

(b) “Change in Control” means:

(i) a public announcement (which, for purposes hereof, shall include, without limitation, a report filed pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) that any individual, corporation, partnership, association, trust or other entity becomes the beneficial owner (as defined in Rule 13(d)(3) promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 15% or more of the voting power of the Company then outstanding;

(ii) the individuals who, as of the date of this Agreement, are members of the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board (provided, however, that if the election or nomination for election by the Company’s shareholders of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered to be a member of the Incumbent Board);

(iii) the approval of the shareholders of the Company of: (A) any consolidation, merger or statutory share exchange of the Company with any person in which the surviving entity would not have as its directors at least 60% of the Incumbent Board, and as a result of which those persons who were shareholders of the Company immediately prior to such transaction would not hold, immediately after such transaction, at least 60% of the voting power of the Company then outstanding or the combined voting power of the surviving entity’s then outstanding voting securities; (B) any sale, lease, exchange or other transfer in one transaction or series of related transactions of substantially all of the assets of the Company; or (C) the adoption of any plan or proposal for the complete or partial liquidation or dissolution of the Company; or

(iv) a determination by a majority of the members of the Incumbent Board, in their sole and absolute discretion, that there has been a Change in Control of the Company.

The Company shall notify the Executive promptly of the occurrence of a Change in Control.

(c) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code will include a reference to such provision as it may be amended from time to time and to any successor provision.

(d) “Company” means the Company as hereinbefore defined and any successor or assign to its business and/or assets which executes and delivers the agreement provided for in Section 8 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. If at any time during the term of this Agreement the Executive is employed by an Affiliated Organization, the term “Company” as used in this Agreement (other than in Sections 1(b) and 8(a) hereof) shall in addition include such Affiliated Organization. In such event, the Company agrees that it shall pay or provide, or shall cause such Affiliated Organization to pay or provide, any amounts or benefits due the Executive pursuant to this Agreement.

(e) “Date of Termination” means the date of the Executive’s Separation from Service.

(f) “Disability” or “Disabled” means leaving active employment and qualifying for and receiving disability benefits under the Company’s long-term disability plan as in effect from time to time.

(g) “Good Reason” means:

(i) a material change in the Executive’s pay consisting of a 10% or more reduction in total cash compensation opportunity as in effect immediately prior to the Change in Control (unless such reduction is part of an across-the-board uniformly applied reduction affecting all senior executives of the Company); or

(ii) a significant diminution in the Executive’s authority and duties as in effect immediately prior to the Change of Control (excluding an isolated, insubstantial or inadvertent action not taken in bad faith that is remedied promptly by the Company after receiving notice); provided, however, that a change of the individual or officer to whom the Executive reports, in and of itself, would not constitute diminution; or

(iii) a change of the Executive’s principal work location of 50 or more miles from that immediately prior to the Change in Control.

The Executive shall not be deemed to have terminated employment for Good Reason unless the termination occurs within 180 days after the Executive is notified by the Company of the event constituting Good Reason or, if later, within 180 days after the occurrence of such event.

(h) “Present Value” shall be determined based on the actuarial assumptions in use for the purpose of determining the amount of lump sum distributions under the H.B. Fuller Company Retirement Plan, as in effect at the time Present Value is determined for the purposes of this Agreement.

(i) “Protected Period” means the 24-month period immediately following each and every Change in Control.

(j) The Executive shall be deemed to have had a “Separation from Service,” or to have “Separated from Service,” when the employment relationship between the Executive and all of the Affiliated Organizations has terminated for reasons other than the Executive’s death. For such purpose, the employment relationship will be treated as continuing while the Executive is on military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months, or any longer period during which the Executive’s right to reemployment is provided for by statute or contract. If the period of a leave exceeds six months and the Executive’s right to reemployment is not provided for by statute or contract, the employment relationship will be deemed to have terminated on the first date immediately following such six month period. Notwithstanding the foregoing, if the Executive ceases to be an employee of any Affiliated Organization, but continues to perform services for such Affiliated Organization or another Affiliated Organization that would cause the termination of employment not to constitute a separation from service for the purposes of section 409A of the Code, the later date on which such a separation from service occurs shall be the date of the Executive’s Separation from Service. Conversely, if the Executive continues to be an employee of an Affiliated Organization, but fails to perform sufficient services to prevent a separation from service from occurring for the purposes of section 409A of the Code, the earlier date on which such a separation from service occurs shall be the date of the Executive’s Separation from Service.

(k) “Termination Benefits” means those benefits described in Sections 3 and 6 of this Agreement.

2. Term. The term of this Agreement shall commence on the date hereof and shall end on the third anniversary of such date; provided, that on each anniversary of the date on which the term begins, the term shall be extended for one additional year unless, prior to an anniversary date, the Company gives written notice to the Executive that the term shall not be so extended, whereupon the term shall end on the date which is three years after the date of such notice. Notwithstanding the foregoing, the expiration of the term shall not relieve the Company of its obligation to provide any Termination Benefits that become payable as a result of the Executive’s Separation from Service during the term.

3. Benefits Upon Termination of Employment. If, during the term of this Agreement, the Executive Separates from Service during a Protected Period because: (A) the Executive’s employment is terminated by the Company other than for Cause or Disability, or (B) because the Executive’s employment is terminated by the Executive for Good Reason, the Executive shall be entitled to the following payments and benefits:

(a) Base Salary and Bonus Through Date of Termination. The Company shall promptly pay to the Executive his or her full base salary through the Date of Termination at the rate in effect at the time notice of termination is given. In addition, the Company shall pay to the Executive the amount of any bonus or incentive for the year in which the Date of Termination occurs (based on the target bonus for the Executive for the year) prorated to the Date of Termination (without application of any denial provisions based on unsatisfactory personal performance or any other reason). Such bonus or incentive shall be paid promptly (and in no event more than 2 1/2 months) after the Executive’s Date of Termination; provided, that if the bonus or incentive:

(i) is payable for a performance period that began before the first day of the calendar year or the first day of the corporate fiscal year (whichever is earlier) in which the Date of Termination occurs; or

(ii) was awarded to the Executive before the first day of the calendar year or the first day of the corporate fiscal year (whichever is earlier) in which the Date of Termination occurs;

such payment, together with interest thereon, shall be made on the earlier of: (A) the date that is six months after the Executive’s Date of Termination, or (B) the date of the Executive’s death. Interest shall be calculated from the Executive’s Date of Termination to the date of payment at the rate used for the purpose of determining Present Value.

(b) Severance Pay. The Company shall pay to the Executive a severance payment in an amount equal to three times the sum of: (A) the Executive’s highest base salary, on an annualized basis, established by the Company during the period commencing three months prior to the occurrence of the Change in Control and ending on the Date of Termination; plus (B) the Executive’s target annual incentive compensation established by the Company and in effect immediately prior to the Change in Control. Such payment, together with interest thereon, shall be made in a lump sum on the earlier of: (i) the date that is six months after the Executive’s Date of Termination, or (ii) the date of the Executive’s death. Interest shall be calculated from the tenth day following the Executive’s Date of Termination to the date of payment at the rate used for the purpose of determining Present Value. If the Executive is also entitled to severance payments which would be made in the absence of a change in control under any plan or program of, or contract with, the Company, or under the laws of any federal, state, local or foreign jurisdiction, the amount payable to the Executive pursuant to this paragraph (b) (prior to the crediting of interest) shall be reduced (but not below zero) by the Present Value of such other severance payments. Payments under this paragraph (b) shall not be considered in determining the amount of the Executive’s benefits under any pension, profit sharing, stock bonus or other employee benefit plan of the Company or any Affiliated Organization.

(c) Medical and Dental Coverage. The Executive shall be entitled to continued coverage under any medical or dental plan (but not under other Company benefit plans) maintained by the Company in which the Executive was participating at the time of the Executive’s termination of employment, for a period of three years following the Executive’s Date of Termination. Rules comparable to those governing the provision of continuation coverage under section 602 of ERISA shall apply to the coverage provided under this paragraph, except that:

(i) the coverage may not be discontinued prior to the expiration of the period specified in this paragraph (c), except for the Executive’s failure to make a required contribution;

(ii) the contributions required of the Executive for such coverage may not exceed the contributions required for the same coverage from a similarly situated active employee; and

(iii) if the Company discontinues the plan or plans in which the Executive was participating prior to the expiration of such three year period, the Company shall substitute equivalent coverage under one or more other plans or, if there are no other plans, under one or more individual insurance policies.

It is the intent of the Company that neither the coverage provided pursuant to this paragraph (c), nor the benefits received as a result of such coverage, shall be subject to U.S. income taxation to the Executive. Accordingly, if the Company determines that the coverage to be provided under this paragraph (c) would cause a self-insured plan maintained by the Company or an Affiliated Organization to be in violation of the nondiscrimination requirements of section 105(h) of the Code, it shall substitute insured coverage providing equivalent benefits, at no greater cost to the Executive, to the extent necessary to avoid such discrimination.

(d) Outplacement Services. The Company shall pay for any outplacement services provided to the Executive that directly relate to the termination of services for the Company; provided, that the total amount paid for such services shall not exceed $25,000 and, provided further, that such expenses are incurred no later than the last day of the Executive’s second taxable year following the taxable year in which the Executive’s Separation from Service occurred. The Employer shall pay (or, at its option, reimburse the Executive) for such services within ten days after its receipt of a statement from the service provider; provided, that in no event shall reimbursements be paid to the Executive after the last day of the Executive’s third taxable year following the taxable year in which the Executive’s Separation from Service occurs.

4. Terminations That Do Not Require Payment of Benefits. No Termination Benefits will be provided to the Executive pursuant to this Agreement if the Executive’s employment is terminated by the Executive for any reason other than for Good Reason, by the Company for Cause or Disability, by death, or by either the Executive or the Company for any reason at any time other than during a Protected Period.

5. No Mitigation. The Executive’s benefits hereunder shall be in consideration of the Executive’s past service and the Executive’s continued service from the date of this Agreement, and the Executive’s entitlement thereto shall not be governed by any duty to mitigate damages by seeking further employment nor offset by any compensation which the Executive may receive from future employment.

6. Limitation; Gross-Up Payment.

(a) In the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 6, (a “Payment”) would be subject to the tax imposed by section 4999 of the Code (which tax, together with any interest and penalties thereon, is referred to herein as the “Excise Tax”), and if the amount of the Executive’s total “parachute payments” (as defined in section 280G(b)(2) of the Code) with respect to the same Change in Control does not exceed 330% of the Executive’s “base amount” (as defined in section 280G(b)(3) of the Code), then the Payment shall be adjusted until the amount of the Executive’s parachute payments equals 299% of such base amount. The adjustments shall be made in such manner, and to such payments or other benefits, as the Executive and the Company shall mutually agree.

(b) In the event it shall be determined that a Payment would be subject to the Excise Tax and the amount of the Executive’s total parachute payments with respect to the same Change in Control exceeds 330% of the base amount, or in the event an Excise Tax is actually assessed with respect to a Payment, then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes, net of any tax benefits that result from the deductibility by the Executive of such taxes, (including, in each case, any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed on them) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(c) Subject to the provisions of paragraph (d) of this Section 6, all determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized public accounting firm as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 6, shall be paid by the Company to or for the benefit of the Executive within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. Notwithstanding any other provision of this Section 6, the Company may withhold and pay over to the Internal Revenue Service, for the benefit of the Executive, all or any portion of the Gross-Up Payment that it determines in good faith it is required to withhold. Executive consents to such withholding. As a result of the uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made. In the event that the Company exhausts its remedies pursuant to paragraph (d) of this Section 6 and the Executive is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall promptly be paid by the Company to or for the benefit of the Executive.

(d) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim;

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii) cooperate with the Company in good faith in order effectively to contest such claim; and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph (d), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before an administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(e) If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (b) or (d) of this Section 6, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of paragraph (d) of this Section 6) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (d) of this Section 6, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset the amount of Gross-Up Payment required to be paid.

(f) Notwithstanding the foregoing provisions of this Section 6:

(i) No payments shall be made to or on behalf of the Executive pursuant to this Section 6 until the earlier of: (A) the date that is six months after the Executive’s Date of Termination, or (B) the date of the Executive’s death.

(ii) A Gross-Up Payment shall be paid no later than the last day of the Executive’s taxable year next following the taxable year in which the related taxes are remitted to the taxing authority.

(iii) Any reimbursement of expenses incurred by the Executive due to a tax audit or litigation addressing the existence or amount of a tax liability shall be paid no later than the last day of the Executive’s taxable year following the taxable year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority or, where as a result of such audit or litigation no taxes are remitted, no later than the last day of the Executive’s taxable year following the taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.

7. Notice of Termination. During the Protected Period, any purported termination by the Company of the Executive’s employment for Cause or Disability, or by the Executive for Good Reason, shall be communicated by notice of termination to the other party. A notice of termination shall include the specific reason for termination relied upon and shall set forth in reasonable detail, the facts and circumstances claimed to provide a basis for termination of employment. Any dispute by a party hereto regarding a notice of termination delivered to such party must be conveyed to the other party within 30 days after the notice of termination is given. If the particulars of the dispute are not conveyed within the 30-day period, then the disputing party’s claims regarding the termination shall be deemed forever waived.

8. Successors; Binding Agreement.

(a) The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement and shall entitle the Executive to terminate the Executive’s employment for Good Reason, whereupon the Executive shall be entitled to receive the payments and other benefits described in this Agreement as though such termination had occurred upon or after the occurrence of a Change in Control.

(b) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are still payable to the Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

9. Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail (or its equivalent for overseas delivery), return receipt requested, postage prepaid, and addressed as follows:

If to the Company:

H.B. Fuller Company

P.O. Box 64683

St. Paul, MN 55164-0683

Attention: General Counsel; or

If to the Executive, to the Executive’s

most recent address on file with the Company;

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10. Modifications; Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

11. Legal Expenses. If the Executive institutes or defends any legal action to enforce the Executive’s rights under, or to defend the validity of, this Agreement, and if the Executive prevails in such legal action, the Executive shall be entitled to recover from the Company any actual expenses for attorney’s fees and disbursements incurred by the Executive during the period commencing on the Executive’s Date of Termination and ending on the date of the Executive’s death. Any reimbursement of expenses incurred by the Executive for such purposes shall be paid no later than the last day of the Executive’s taxable year following the taxable year in which the expenses are incurred, and no earlier than: (i) the date that is six months after the Executive’s Date of Termination, or (ii) the date of the Executive’s death, whichever first occurs.

12. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

13. Severability; Code Section 409A. If any provision of this Agreement is held by a court of competent jurisdiction to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. This Agreement is intended to satisfy the requirements for nonqualified deferred compensation plans set forth in Section 409A of the Code, and it shall be interpreted, administered and construed consistent with said intent.

14. Restrictive Covenants. In consideration of the payments and benefits provided to the Executive pursuant to this Agreement, the Executive agrees as follows:

(a) The Executive agrees that he or she will not make statements, publicly or otherwise, which disparage or are adverse to the interests of the Company.

(b) The Executive agrees that all information, facts or occurrences relating to: (i) all negotiations leading to any Change in Control; (ii) the existence and contents of this Agreement; and (iii) all formulas, processes, customer lists, computer user identifiers and passwords, and all purchasing, engineering, accounting, marketing and other information, not generally known and proprietary to the Company, including but not limited to, information relating to research, development, manufacturing, marketing or sale of the Company’s products shall be and are hereby deemed to be confidential information (“Confidential Information”) of the Company. The Executive agrees not to use or disclose any Confidential Information except by written consent of the Company.

If the Executive breaches this provision, the Company retains the right to seek equitable or other legal relief, including an immediate refund of moneys paid hereunder.

15. Other Benefits. The specific arrangements referred to in this Agreement are not intended to exclude Executive’s participation in other benefits available to executive personnel generally, or to preclude other compensation or benefits as may be authorized by the Company from time to time; provided, that:

(a) any benefits provided to the Executive under this Agreement will be in lieu of any contingent termination payments payable pursuant to any non-competition agreement between the Company and the Executive; and

(b) severance pay provided to the Executive pursuant to Section 3(b) is subject to offset for other severance benefits, as provided therein.

16. Entire Agreement. This Agreement contains all of the representations, agreements, and understandings between the Company and the Executive pertaining to the payment of Termination Benefits in the event of a change in control, and supersedes any other agreements regarding the provision of Termination Benefits.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

H.B. FULLER COMPANY

By:
As its:

[Executive]